SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐         Preliminary Proxy Statement
☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒         Definitive Proxy Statement
☐         Definitive Additional Materials
☐         Soliciting Material Pursuant to §240.14a-12

RUBIO’S RESTAURANTS, INC.

(Name of registrant as specified in its charter)

 (Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount previously paid:

         (2)   Form, schedule or registration statement no.:

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________________

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., Thursday, JULY 30, 2009
________________

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Rubio’s Restaurants, Inc., a Delaware corporation, will be held on Thursday, July 30, 2009, at 10:00 a.m., Pacific Daylight Time, at the Courtyard by Marriott, 5835 Owens Avenue, Carlsbad, California. As used in these proxy solicitation materials, unless the context otherwise requires, the term “we,” “us,” “our,” “the Company” and “Rubio’s” refer to Rubio’s Restaurants, Inc., and its subsidiaries. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

1.	To elect two directors to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on May 31, 2009 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.  Our stock transfer books will remain open between the record date and the date of the annual meeting.  A list of stockholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and during ordinary business hours for a period of ten days prior to the annual meeting at our executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California.

All stockholders are cordially invited to attend the annual meeting in person.  Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience.  If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all of your shares will be voted.  You may revoke your proxy at any time prior to the annual meeting.  If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 30, 2009.

The Proxy Statement, the Annual Report to Stockholders and the Annual Report on Form 10-K are available at www.vfnotice.com/rubios.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ralph Rubio Ralph Rubio Chairman of the Board of Director
Carlsbad, California April 27, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008
(760) 929-8226
________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., THURSDAY, JULY 30, 2009
________________

The enclosed proxy is solicited on behalf of the board of directors (the “board”) of Rubio’s Restaurants, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Thursday, July 30, 2009, and at any postponement or adjournment of the annual meeting.  As used in these proxy solicitation materials, unless the context otherwise requires, the term “we,” “us,” “our,” “the Company” and “Rubio’s” refer to Rubio’s Restaurants, Inc.  The annual meeting will be held at 10:00 a.m., Pacific Daylight Time, at the Courtyard by Marriott, 5835 Owens Avenue, Carlsbad, California.  We are mailing these proxy solicitation materials on or about June 15, 2009 to all stockholders entitled to vote at the annual meeting.

Voting

The specific proposals to be considered and acted on at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.  On April 10, 2009, 9,960,077 shares of our common stock, par value $0.001, were issued and outstanding.  We anticipate that approximately the same number of shares of common stock will be outstanding on May 31, 2009, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting.  Each stockholder is entitled to one vote for each share of our common stock they hold on the record date.  Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.”  A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.”  Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters.  Those items for which your broker cannot vote result in broker non-votes.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes.  However, abstentions will have no impact on the election of directors.  Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.

The two  nominees for election as directors who receive the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected.  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Proxies

If you properly sign and return the enclosed form of proxy, the shares represented thereby will be voted at the annual meeting in accordance with your instructions specified therein.  If your proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our board unless the authority to vote for the election of these directors is withheld, and if no contrary instructions are given, the proxy will be voted FOR the approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.  You may revoke or change your proxy at any time before the annual meeting by filing a notice of revocation or another signed proxy with a later date with our Secretary at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008.  You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

We will bear the entire cost of soliciting proxies for the annual meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, electronic mail or other means by our directors, officers or employees.  No additional compensation will be paid to these individuals for any of those services.  Except as described above, we do not presently intend to solicit proxies other than by mail.

BOARD OF DIRECTORS

The name, age, committee membership, if any, and term of each member of our board is set forth below as of April 10, 2009:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Ralph Rubio	53	Chairman of the board of directors	2009
Kyle A. Anderson	52	Nominating and corporate governance committee	2009
Daniel E. Pittard	59	—	2010
Timothy J. Ryan	69	Audit committee and compensation committee (chairman)	2010
Craig S. Andrews, J.D.	56	Compensation committee and nominating and corporate governance committee (chairman)	2011
William R. Bensyl	63	Audit committee and compensation committee	2011
Loren C. Pannier	67	Audit committee (chairman) and nominating and corporate governance committee	2011

Directors with Term Ending upon the 2009 Annual Meeting of Stockholders and
Nominations for the Term Ending Upon the 2012 Annual Meeting of Stockholders

Ralph Rubio, our co-founder, has been chairman of the board since 2000.  Mr. Rubio also served as our chief executive officer from 1983 to 2004 and interim president and chief executive officer from December 2005 to August 2006.  Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains.  Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 30 years of experience in the restaurant industry.

Kyle A. Anderson has served as a director since February 1995.  Mr. Anderson is a founding member and managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer-oriented private equity investment fund and a managing member of other Rosewood affiliates.  Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation.  Mr. Anderson serves on the board of directors of a privately held company.  Mr. Anderson holds a Bachelor of Arts degree from Princeton University and an M.B.A. from Columbia University.

Directors with Term Ending upon the 2010 Annual Meeting of Stockholders

Daniel E. Pittard has been our President and Chief Executive Officer and a member of our board since August 2006.  Mr. Pittard’s diverse background brings unique qualifications for leadership at our company.  He has served in key executive positions at companies including McKinsey & Company, PepsiCo, Inc. and Amoco Corp. (now part of BP p.l.c.).  Mr. Pittard served a wide range of clients as a partner at McKinsey & Company from 1980 to 1992, including consumer companies for whom he helped to develop growth strategies and build new organizational capabilities.  During his tenure at PepsiCo, Inc. from 1992 to 1995, he held several senior executive positions including senior vice president, operations for PepsiCo Foods International, and senior vice president and general manager, new ventures for Frito-Lay.  In this latter position, he worked with Taco Bell Corp. to create retail products and introduce them into supermarkets.  At Amoco Corp. from 1995 to 1998, he served as group vice president, and had responsibility for several businesses with over $8 billion in revenues, including Amoco Corp.’s retail business that had 8,000 locations.  During his tenure, he entered into a strategic alliance with McDonald’s Corporation to build joint locations.  From 1998 to 1999, Mr. Pittard served as senior vice president, strategy and business development for Gateway, Inc.  In 1999, Mr. Pittard formed Pittard Investments LLC, and in 2004, he formed Pittard Partners LLC.  Through these entities, Mr. Pittard has invested in and consulted for private companies. He served on the board of Novatel Wireless, Inc. from 2002 to 2004.  Mr. Pittard graduated from the Georgia Institute of Technology with a B.S. degree in Industrial Management and received an M.B.A. from the Harvard Graduate School of Business Administration.

Timothy J. Ryan has served as a director since April 1999.  Mr. Ryan has served as a director of Diedrich Coffee, Inc. since October 2005.  Previously, he served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000.  From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president.  From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division.

Directors with Term Ending Upon the 2011 Annual Meeting of Stockholders

Craig S. Andrews, J.D., has served as a director since 1999.  Mr. Andrews is a partner at the law firm of DLA Piper LLP (US) and was a shareholder of Heller Ehrman, LLP through June 2008.  Previously, Mr. Andrews served as a partner in the law firm of Brobeck, Phleger & Harrison LLP from March 1987 to February 2003, except during the period from May 2000 to January 2002 when Mr. Andrews had resigned as a partner to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company.  Mr. Andrews specializes in representing emerging-growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law.  Mr. Andrews has played an important role in the formation and development of numerous start-up companies, and has previously served as a director of numerous public and private companies.  Mr. Andrews received a Bachelor of Arts degree from the University of California at Los Angeles and a J.D. from the University of Michigan.

William R. Bensyl has served as a director since July 2004.  Mr. Bensyl joined PepsiCo’s Frito-Lay division in 1975.  He subsequently led human resources functions in various capacities at PepsiCo, Inc., including vice president of personnel at Frito-Lay, senior vice president of personnel at PepsiCo Foods International, senior vice president of human resources at Taco Bell, and senior vice president of human resources for Pepsi-Cola.  He was promoted to senior vice president of human resources at PepsiCo, Inc. in 1995, and served in such position until his retirement in 1999.  Prior to joining PepsiCo, Mr. Bensyl held positions with the University of Illinois, Duval Corp. (a division of Pennzoil) and Union Carbide Corporation.  Mr. Bensyl received a Bachelor of Arts degree in Political Science and a master’s degree in Labor and Industrial Relations from the University of Illinois.

Loren C. Pannier has served as a director since December 2002.  Mr. Pannier spent 29 years with CKE Restaurants, Inc., a public holding company for the Carl’s Jr., Hardee’s and La Salsa restaurant chains.  During this time, he held a number of senior management positions, including senior vice president investor relations, senior vice president purchasing and distribution, and chief financial officer.  In his post as chief financial officer, Mr. Pannier led CKE through its initial public offering in 1981.  Prior to joining CKE, Mr. Pannier was a senior consultant with Price Waterhouse & Co. in their Management Services Division.  Currently, Mr. Pannier is general partner of Pannier Enterprises and Citrus Legacy Partners, both of which specialize in income-producing commercial properties.  Mr. Pannier is also a director of Anna’s Linens, Inc.  Mr. Pannier holds a Bachelor of Arts degree from Occidental College and an M.B.A. from California State University, Long Beach.

Corporate Governance

Our board held nine meetings and acted once by written consent during fiscal year 2008.  Our board has an audit committee, a compensation committee and a nominating and corporate governance committee.  Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board and (ii) the total number of meetings held by all committees of our board on which the director served during fiscal 2008, other than Mr. Ryan, who attended six, or 66.7%, of our board meetings.

The board has determined that the following directors are “independent,” as defined in the rules promulgated by the Nasdaq Stock Market: Messrs. Anderson, Andrews, Bensyl, Pannier and Ryan.  The board determined that Mr. Jack Goodall, who retired from the board in December 2008, was “independent” as defined in the rules promulgated by the Nasdaq Stock Market during his board service in 2008.  There are no family relationships among any of our directors or executive officers.

Audit Committee. The members of our audit committee consist of Messrs. Bensyl, Pannier and Ryan, with Mr. Pannier serving as chairman.  Mr. Ryan was appointed to the audit committee on December 30, 2008 following the retirement of Mr. Goodall from the board.  The audit committee held four meetings during fiscal 2008.  The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures.  In addition, the audit committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services.  We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC.  Our board has determined that Mr. Pannier is an audit committee financial expert.  We have made these determinations based on information received by our board, including questionnaires provided by the members of our audit committee.  The audit committee is governed by a written charter approved by our board. The audit committee’s report is included in this proxy statement.

Compensation Committee.  The members of our compensation committee consist of Messrs. Andrews, Bensyl and Ryan, with Mr. Ryan serving as chairman.  Mr. Ryan was appointed to the compensation committee on December 30, 2008 following the retirement of Mr. Goodall from the board.  The compensation committee held three meetings during fiscal 2008.  The compensation committee’s function is to review and recommend our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and share-based compensation.  The compensation committee also has the exclusive authority to administer our 2008 Equity Incentive Plan.  The compensation committee has established a 162(m) subcommittee, consisting of Messrs. Bensyl and Ryan.  We believe that our compensation committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC.  We have made this determination based on information received by our board, including questionnaires provided by the members of the compensation committee. The compensation committee is governed by a written charter approved by our board.

Under its charter, the compensation committee has authority to:

•
develop and review our compensation policies and practices applicable to our executive officers, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition in terms of base salary, deferred compensation and incentive or equity-based compensation and other benefits;

•
review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of these goals and objectives and determine our chief executive officer’s compensation based on this evaluation;

•	determine the amount and form of compensation paid to our other executive officers;
•	supervise, administer and evaluate our incentive, equity-based and other compensatory plans;
•	review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits; and
•	review the compensation and benefits offered to our non-employee directors and recommend changes to the board as appropriate.

Except with respect to the granting of equity-based awards, the compensation committee may delegate its authority to individual members of the compensation committee or a subcommittee thereof.

To assist our compensation committee, our chief executive officer and our senior vice president of people services prepare a report prior to the end of each fiscal year recommending for the upcoming fiscal year base salaries, stock-based incentive awards, corporate goals and individual performance goals for each executive officer, other than our chief executive officer.  The compensation committee in its sole discretion may accept or adjust the compensation recommendations it is provided by these officers. No executive officer is allowed to be present at the time his compensation is being discussed or determined by the compensation committee.

Our compensation committee has retained a national executive compensation firm, the Hay Group Management Limited, or the Hay Group, to assist in the evaluation of our executive compensation programs.  The Hay Group provides the compensation committee with relevant market data regarding the executive compensation provided by comparable companies in our industry, as well as an evaluation of the elements of the compensation paid to our executive officers.

Nominating and Corporate Governance Committee.  The members of our nominating and corporate governance committee consist of Messrs. Andrews, Anderson and Pannier, with Mr. Andrews serving as chairman.  The nominating and corporate governance committee held two meetings during fiscal 2008.  The nominating and corporate governance committee’s function is to identify and select potential candidates for our board.  The nominating and corporate governance committee reviews the credentials of proposed members of the board, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders, and presents its recommendations to the board.  The nominating and corporate governance committee considers qualified nominees recommended by stockholders.  The nominating and corporate governance committee periodically assesses how well our board and its committees are performing, and makes recommendations to our board regarding corporate governance matters and practices.  We believe that our nominating and corporate governance committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC.  We have made this determination based on information received by our board, including questionnaires provided by the members of our nominating and corporate governance committee.  The nominating and corporate governance committee is governed by a written charter approved by our board.

We strive to operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards.  We have implemented changes to our corporate governance structure and procedures in response to the Sarbanes-Oxley Act of 2002 and the adopted changes in the Nasdaq Stock Market’s listing standards regarding corporate governance.  We believe that our current corporate governance structure and procedures comply with existing corporate governance requirements.  We will strive to maintain our board and committees in full compliance with these corporate governance requirements on an ongoing basis.  We will also continue to regularly monitor developments in the area of corporate governance.

Charters for the audit committee, the compensation committee and nominating and corporate governance committee are available to the public at our website at www.rubios.com.

Director Nominations

Criteria for Board Membership.  In selecting candidates for appointment or election to the board, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of the board, and seeks to ensure that at least a majority of the directors are independent under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC, that members of our audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.  Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding our business environment and willingness to devote adequate time to their board duties.

Stockholder Nominees.  The nominating and corporate governance committee will consider written proposals from stockholders for nominees for director.  Any such nominations should be submitted to the nominating and corporate governance committee c/o the Secretary of the Company and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on our books, (b) the class and number of shares of the Company that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination.  Such information should be submitted in the time frame described in our restated bylaws and under the caption “Deadline for Receipt of Stockholder Proposals for the 2010 Annual Meeting” in this proxy statement.

Process for Identifying and Evaluating Nominees.  The nominating and corporate governance committee believes our company is well served by our current directors.  In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will renominate incumbent directors who continue to be qualified for board service and are willing to continue as directors.  If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the nominating and corporate governance committee will seek out potential candidates for board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the board, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm.  The nominating and corporate governance committee will evaluate each candidate’s qualifications and contact relevant references.  In addition, each candidate will be interviewed by at least one member of the nominating and corporate governance committee.  Candidates meriting serious consideration will meet with all members of the board.  Based on this input, the nominating and corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board that the candidate be appointed to fill a current vacancy on the board, or presented for approval by stockholders, as appropriate.

We have never received a proposal from a stockholder to nominate a director.  Although the nominating and corporate governance committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2009 Annual Meeting.  Each of the nominees listed in this proxy statement for election at the annual meeting are current directors on our board.

Communications with Directors

Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by submitting a complaint or concern anonymously to the audit committee. We have provided methods for stockholders to submit such complaints or concerns online or telephonically.  To file a complaint or concern, log onto the Ethicspoint website at www.ethicspoint.com, and enter “Rubio’s Restaurants, Inc.” under “To File a Report Now”, or call toll free, 1-866-ETHICSP (1-866-384-4277).

We encourage all of our directors to attend our annual meetings.  Each of our directors attended the 2008 annual meeting.

Code of Ethics

We have adopted a code of ethics that applies to all members of our board and our employees, including our executive officers.  We have posted a copy of the code on our website at www.rubios.com.  Copies of the code may be obtained free of charge from our website.  Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines to assist our board in exercising its responsibilities.  These guidelines reflect our board’s commitment to building long-term stockholder value with an emphasis on corporate governance.  These guidelines are not intended to change, but may be superseded by changes in any Federal or state law or regulation applicable to our company, including Delaware law, our amended and restated certificate of incorporation or our restated bylaws or any rule or regulation of the Nasdaq Stock Market.  We have posted a copy of the guidelines on our website at www.rubios.com.  Copies of the guideline may be obtained free of charge from our website.  Any amendments to, or waivers from, a provision of our corporate governance guidelines that applies to any of our board members or our executive officers will be posted on our website.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 10, 2009, by:

•	each person or group of affiliated persons known by us to own beneficially 5% or more of our common stock;
•	each director and director nominee;
•	each executive officer; and
•	all of our current directors and executive officers as a group.

Percentage of ownership is based on 9,960,077 shares of common stock outstanding on April 10, 2009. The number of shares underlying options in the table below represents options that are exercisable within 60 days after April 10, 2009 or restricted stock units that vest within 60 days after April 10, 2009.  Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after April 10, 2009 and restricted stock units that will vest within 60 days after April 10, 2009 are included in the number of shares reported as beneficially owned in the table below and are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws.  The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Number of Shares Underlying Options	Percent (%)
Principal Stockholders
Rosewood Capital, L.P. (1) One Maritime Plaza, Suite 1575 San Francisco, CA 94111	1,526,812	—	15.3%
Alex Meruelo Living Trust (2) 9550 Firestone Blvd., Suite 105 Downey, CA 90241	1,144,527	—	11.5%
Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, NY 10019	870,330	—	8.7%
Lord, Abbett & Co. LLC (4) 90 Hudson Street Jersey City, NJ 07302	504,547	—	5.1%

Directors, Director Nominees and Executive Officers
Ralph Rubio (5)	903,687	10,000	9.2%
Kyle A. Anderson (1)	1,526,812	44,000	15.8%
Craig S. Andrews (6)	14,817	69,000	*
Timothy J. Ryan	5,700	44,000	*
William R. Bensyl	5,000	81,223	*
Loren C. Pannier	10,000	49,000	*
Daniel E. Pittard	12,500	150,000	*
Marc S. Simon	3,000	—	*
Ken C. Hull	—	—	*
Frank Henigman	5,000	26,334	*
Gerry Leneweaver	600	83,000	*
Larry Rusinko	6,000	83,000	*

All current directors and executive officers as a group (twelve persons)	2,493,116	639,557	31.5%

*	Less than 1% of the outstanding stock.
(1)
The shares reported as beneficially owned by Mr. Kyle A. Anderson include 1,526,812 shares held by Rosewood Capital L.P.  Mr. Anderson is a founding and managing member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P.  Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares, except for his pecuniary interest therein.  According to a Schedule 13G filed with the SEC on March 21, 2006, Rosewood Capital L.P. and Rosewood Capital Associates L.L.C. have sole voting and dispositive power over all 1,526,812 shares and Mr. Anderson and Bryon K. Adams, a founding and managing member of Rosewood Capital Associates L.L.C. share voting and dispositive power over the 1,526,812 shares. The options to purchase 44,000 shares are held by Mr. Anderson individually.

(2)
According to a Schedule 13D filed with the SEC on March 12, 2009, and subsequent Form 4 filings, 994,527 shares are beneficially owned by Alex Meruelo due to the fact that Mr. Meruelo is the Trustee of the Alex Meruelo Living Trust and the fact that the trust is revocable.  Further, as of April 10, 2009, Mr. Luis Armona was the beneficial owner of 150,000 shares of our common stock.  Luis Armona and the Alex Meruelo Living Trust  may be deemed to be a member of a group with respect to the Company or securities of the Company for the purposes of Section 13(d) or 13(g) of the Act.

(3)	According to a Schedule 13G/A filed with the SEC on January 30, 2009, all 870,330 shares are beneficially owned by Royce & Associates, LLC.
(4)	According to a Schedule 13G/A filed with the SEC on February 13, 2009, 504,547 shares are beneficially owned by Lord, Abbett & Co. LLC and are held on behalf of investment advisory clients.
(5)	Mr. Ralph Rubio holds 898,847 of the shares in trust for the benefit of him and his family. Mr. Rubio holds 4,840 of the shares as custodian for his children.
(6)	The shares reported as beneficially owned by Mr. Craig S. Andrews include 6,214 shares held by Bear Stearns, Trustee for Retirement Trust for Craig S. Andrews.

EXECUTIVE OFFICERS

As of April 10, 2009, our executive officers are as follows:

NAME	AGE	POSITION WITH THE COMPANY
Ralph Rubio	53	Chairman of the Board of Directors
Daniel E. Pittard	59	President and Chief Executive Officer
Frank Henigman	46	Senior Vice President and Chief Financial Officer
Ken C. Hull	53	Senior Vice President of Development
Gerry Leneweaver	62	Senior Vice President of People Services
Lawrence Rusinko	48	Senior Vice President of Marketing
Marc S. Simon	56	Senior Vice President of Operations

Ralph Rubio, our co-founder, has been chairman of the board since 2000.  Mr. Rubio also served as our chief executive officer from 1983 to 2004 and interim president and chief executive officer from December 2005 to August 2006.  Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains.  Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 30 years of experience in the restaurant industry.

Daniel E. Pittard has been our president and chief executive officer and a member of our board since August 2006. Mr. Pittard’s diverse background brings unique qualifications for leadership at our company.  He has served in key executive positions at companies including McKinsey & Company, PepsiCo, Inc. and Amoco Corp. (now part of BP p.l.c.).  Mr. Pittard served a wide range of clients as a partner at McKinsey & Company from 1980 to 1992, including consumer companies for whom he helped to develop growth strategies and build new organizational capabilities.  During his tenure at PepsiCo, Inc. from 1992 to 1995, he held several senior executive positions including senior vice president, operations for PepsiCo Foods International, and senior vice president and general manager, new ventures for Frito-Lay.  In this latter position, he worked with Taco Bell Corp. to create retail products and introduce them into supermarkets.  At Amoco Corp. from 1995 to 1998, he served as group vice president, and had responsibility for several businesses with over $8 billion in revenues, including Amoco Corp.’s retail business that had 8,000 locations.  During his tenure, he entered into a strategic alliance with McDonald’s Corporation to build joint locations.  From 1998 to 1999, Mr. Pittard served as senior vice president, strategy and business development for Gateway, Inc.  In 1999, Mr. Pittard formed Pittard Investments LLC, and in 2004, he formed Pittard Partners LLC.  Through these entities, Mr. Pittard has invested in and consulted for private companies. He served on the board of directors of Novatel Wireless, Inc. from 2002 to 2004.  Mr. Pittard graduated from the Georgia Institute of Technology with a B.S. degree in Industrial Management and received an M.B.A. from the Harvard Graduate School of Business Administration.

Frank Henigman has been chief financial officer since June 2007, and senior vice president and chief financial officer since November 2007. Prior to joining Rubio’s in May 2006, Mr. Henigman served as director of accounting and risk control for Sumitomo Corporation of America/Pacific Summit Energy LLC located in Newport Beach, California from January 2005 to April 2006.  At Sumitomo, Mr. Henigman was responsible for the accounting and reporting functions, risk management and control, contracts administration and credit control for Sumitomo’s North American energy marketing and trading firm.  Prior to Sumitomo, Mr. Henigman served as director of finance at Shell Trading Gas & Power Co. from 1998 to 2004, where his responsibilities included the accounting and contract administration functions for a region with over a billion dollars in annual revenue.  He also directed the regional financial forecasting and budgeting process from annual strategic planning through monthly reporting and analysis of financial performance and budget variances.  Mr. Henigman has a Masters of Business Administration, Finance, Magna Cum Laude, from University of Southern California and a Bachelors of Science, Business Administration, Marketing, Cum Laude, from California State University, Northridge. Mr. Henigman has earned the designation as a Certified Management Accountant (CMA), a globally recognized certification for managerial accounting and finance professionals.

Ken C. Hull has been senior vice president of development since December 2007.  Prior to joining our company, Mr. Hull was Vice President of Development and Franchising for Frisch’s Restaurants, Inc. in Cincinnati, Ohio from 1999 to 2007.  Frisch’s is an operator of Big Boy and Golden Corral restaurants.  Prior to joining Frisch’s in 1999, Mr. Hull served as Director of International Development and Director of International Real Estate for McDonald’s Corporation.  Earlier in his career, Mr. Hull worked for Hardee’s and KFC in Real Estate management positions.  Mr. Hull has a Bachelor of Science degree in Landscape Architecture and Urban Planning from Iowa State University.

Gerry Leneweaver has been vice president of people services since June 2005, and senior vice president of people services since November 2007.  Prior to joining our company, Mr. Leneweaver led his own human resources consulting firm, AGL Associates, in Boston from February 2004 to May 2005.  Prior to that, Mr. Leneweaver served as senior vice president of human resources at American Hospitality Concepts, Inc (The Ground Round, Inc.) from May 1999 to February 2004.  He has also been in senior management roles at TGI Friday’s, Inc., The Limited, Inc., Atari, Inc., and PepsiCo, Inc. (Pizza Hut and Frito-Lay).  He holds a Bachelor of Science degree in Industrial Relations from LaSalle University in Philadelphia.

Lawrence Rusinko has been vice president of marketing since October 2005, and senior vice president of marketing since November 2007.   Prior to joining our company, Mr. Rusinko served as senior vice president of marketing at Friendly’s, a family dining and ice cream concept, from July 2003 until May 2005.  Prior to that, Mr. Rusinko served at Panera Bread, as director of marketing from May 1995 until March 1997 and as vice president of marketing from April 1997 until July 2003.  Prior to joining Panera Bread, he spent six years in various marketing positions of progressive responsibility at Taco Bell.  Mr. Rusinko holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and an M.B.A., from the J.L. Kellogg Graduate School of Management at Northwestern University.

Marc S. Simon has been senior vice president of operations since November 2007.  Prior to joining our company, Mr. Simon served as Chief Executive Officer for America’s Incredible Pizza Company in Tulsa, Oklahoma from October 2006 to August 2007.  Prior to that, Mr. Simon worked for McDonald’s Corporation as Vice President for Corporate Development from 1994 to 1998.  Mr. Simon led the team that brought Chipotle Mexican Grill into McDonald’s and later served as Regional Director for Chipotle from 1998 to 2006.  Mr. Simon has a master’s degree in Fine Arts and a master’s degree in Library and Informational Science from Case Western Reserve University and a Bachelor of Arts degree from Ohio University.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 28, 2008 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by our stockholders (1)	1,870,721	$7.78	1,032,146	(3)
Equity compensation plans not approved by our stockholders (2)	25,000	$3.05	—
Total	1,895,721		1,032,146

(1)	Consists solely of the 1999 Stock Incentive Plan and the 2008 Equity Incentive Plan.
(2)
Consists solely of outstanding options to purchase 25,000 unregistered shares of our common stock granted to Jack Goodall, a former director of our Board, in October 2001.  These options vested and became exercisable during the six-month period after the grant date. The per share exercise price in effect under these options is $3.05, which was the fair market value per share of our common stock on the grant date.

(3)
Consists of shares available for future issuance under the 2008 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan.  The 1999 Stock Incentive Plan expired in accordance with its terms on March 17, 2009. The 1999 Employee Stock Purchase Plan will expire in accordance with its terms on July 31, 2009. As of December 28, 2008, an aggregate of 200,000 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan, and 832,146 shares of common stock were available for issuance under the 2008 Equity Incentive Plan.  The number of shares of common stock available for issuance under the 2008 Equity Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 450,000 shares of common stock.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our principal executive officer and our two most highly compensated executive officers serving at the end of fiscal year 2008.  These three officers are referred to as our “named executive officers” in this proxy statement.  Bonuses are generally paid in the year following the year in which the bonus is earned.  The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (6)	Total
Daniel E. Pittard – President and	2007	400,000	—	78,711	346,517	9,265	834,493
Chief Executive Officer (PEO)(2)	2008	400,000	24,100	41,555	514,132	1,780	981,567

Marc S. Simon – Senior Vice	2007	11,750	—	—	3,966	21	15,737
President, Operations(2)(3)	2008	235,000	10,010	—	84,092	153,504	482,606

Ken C. Hull – Senior Vice	2007	7,692	30,000	—	3,957	68	41,717
President, Development(2)(4)(5)	2008	200,000	6,628	—	83,436	80,370	370,434

(1)
The value of the stock awards and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, including the assumptions made in calculating the FAS 123R value of the option awards, see Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, as amended.

(2)	Bonus for fiscal 2008 was paid during fiscal 2009.
(3)	Mr. Simon was hired by the Company on November 28, 2007. All Other Compensation for fiscal 2008 for Mr. Simon includes a relocation reimbursement of $146,217.
(4)	Mr. Hull was hired by the Company on December 3, 2007. All Other Compensation for fiscal 2008 for Mr. Hull includes a relocation reimbursement of $71,837.
(5)	Mr. Hull received a signing bonus of $30,000 in fiscal 2007 which was paid during fiscal 2008.
(6)	Primarily includes relocation reimbursements and payment of supplemental medical reimbursement insurance premiums.

Narrative Disclosure to Summary Compensation Table

Employment and Change of Control Arrangements with Named Executive Officers

On August 21, 2006, we entered into an employment offer letter agreement with Mr. Pittard, which is terminable at will. Mr. Pittard’s letter agreement provides for, among other things: (i) an initial annual base salary of $400,000, subject to review by the compensation committee of the board, (ii) eligibility to participate in the cash bonus plan for senior management at a rate of up to 50% of his base salary, (iii) an award of restricted stock units representing 42,500 shares of common stock for the performance period 2007 to 2009 when the compensation committee grants awards for that period, subject to the performance goals and objectives fixed by the compensation committee pursuant to our 2006 Executive Incentive Plan, and (iv) eligibility to participate in all of our employee benefit and welfare plans available to senior management.

On December 16, 2008, we amended the employment offer letter agreement with Mr. Pittard.  Under the amended offer letter, if Mr. Pittard is terminated for reasons other than misconduct, death or permanent disability or if he resigns for good reason within 12 months following the closing date of a change of control, his then unvested option shares will automatically vest in full.  Mr. Pittard may exercise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of his separation.  In addition, upon a change of control, subject to certain exceptions, Mr. Pittard’s shares represented by restricted stock units shall be subject to accelerated vesting.

The amended offer letter also provides that, subject to Mr. Pittard executing a standard general release, if his employment is terminated for reasons other than misconduct, death or disability or if he resigns for good reason, he will receive severance equal to six months of his base salary plus COBRA premiums for a maximum period of six months, provided he timely makes an election to continue coverage under our group health plan pursuant to COBRA, and further provided he does not become eligible for health coverage through another employer during the severance period.

Mr. Pittard’s previous offer letter agreement provided Mr. Pittard with severance benefits in the event he was terminated following a change of control.  The amended offer letter clarifies and supplements Mr. Pittard’s severance benefits under the existing offer letter, including clarifying the definition of change of control.  Under the amended offer letter, in the event of a change of control and the concurrent or subsequent termination of his employment for reasons other than misconduct, death or disability or if he resigns for good reason, Mr. Pittard will be entitled to receive severance in the amount of (i) 24 months base salary less any salary he receives after the effective date of the change of control, plus (ii) one year of his target bonus (50% of Mr. Pittard’s base salary per fiscal year).  If, after any change of control, Mr. Pittard voluntarily resigns (without good reason), he will be entitled to receive severance in the amount of 12 months base salary less any salary he receives after the effective date of the change of control.  In addition, we will also reimburse Mr. Pittard for COBRA premiums for the earlier of the period of severance or until he becomes eligible to participate in another employer’s group benefit plan.

On December 16, 2008, we also entered into change of control agreements with Mr. Hull and Mr. Simon.  The change of control agreements provide that if the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, we will pay the executive severance equal to six months of the executive’s base salary.  Additionally, if the executive timely makes an election to continue coverage under our group health plan pursuant to COBRA, we will pay the executive’s COBRA premiums for a maximum period of six months, provided the executive does not become eligible for health coverage through another employer during this period.  The executive’s receipt of these benefits is contingent upon the executive executing a standard general release.

Severance Plan

In April 2006, our board approved a severance pay plan to provide eligible employees temporary and short-term pay continuation whose employment is terminated for certain reasons as defined in the severance plan. Benefits under the severance plan are limited to employees classified as Vice Presidents and above, including Mr. Pittard, Mr. Simon and Mr. Hull, Director level employees, and Restaurant Support Center Managers, including District Managers. An employee is eligible for severance benefits under the severance plan only if we, in our sole discretion, determine the employee’s employment is being terminated involuntarily for any of the following reasons: (i) a reduction in staff or layoff; (ii) position elimination; (iii) closure of a business unit or location; (iv) organization restructuring; (v) permanent disability; or (vi), such other circumstances as we deem appropriate for the payment of severance benefits. An employee is not eligible for severance benefits, unless we provide otherwise in writing, if we determine in our sole discretion that the employee’s employment terminated for any of the following reasons: (i) resignation or other voluntary termination of employment; (ii) failure to return from a leave of absence; (iii) death; (iv) termination due to misconduct; (v) termination for violation of our company’s policy, and/or “Non-Negotiables” as defined in the Team Member Handbook; or (vi) termination due to failure to meet performance standards established by us or identified in any communication, whether written or oral, with the employee.

If eligible for severance under the severance plan, an executive will receive six months of base salary. The severance payments are subject to applicable federal and state withholding taxes, and subject to the execution and delivery of a general release in form and substance satisfactory to us and our legal counsel. In the event a named executive officer receives a severance payment pursuant to the severance agreements or arrangements described above, the named executive officer has agreed to waive any right to severance under the severance plan.

2008 Bonuses

The compensation committee evaluated our financial performance for fiscal year 2008, and determined that in accordance with the Company’s short-term incentive program, the board authorized the Company to pay the short-term incentive bonuses for 2008 based on the Company’s financial performance for fiscal year 2008.

Deferred Compensation

As an additional incentive for Mr. Pittard to maintain his employment, our board authorized a deferred compensation payment of $100,000 to Mr. Pittard contingent upon Mr. Pittard remaining chief executive officer and president through fiscal year 2010.

2008 Stock Option Awards

On December 11, 2008, the board, based on the recommendation of our compensation committee, granted our executive officers stock options for fiscal year 2009 in accordance with our long-term incentive program. The stock option grants to our named executive officers, are as follows:

Name and Title	Number of Shares of Common Stock
Daniel E. Pittard, President and Chief Executive Officer	48,000
Ken C. Hull, Senior Vice President of Development	24,000
Marc S. Simon, Senior Vice President of Operations	24,000

The stock options have an exercise price of $4.09 per share, the closing sale price of our common stock as reported on the Nasdaq Global Market on the grant date, and vest in full three years from the grant date. The stock options were granted under, and are subject to the terms and conditions of, our 1999 Stock Incentive Plan.  The stock options may be accelerated in the event of certain corporate transactions as provided in the 1999 Stock Incentive Plan.

Addendum to Stock Option Agreements

On December 16, 2008, we also entered into an Addendum to Stock Option Agreement for each outstanding stock option held by Messrs. Pittard, Hull and Simon.  The Addendums provide that if the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, the executive’s then unvested option shares will automatically vest in full.  The executive may exercise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of the executive’s separation.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by our named executive officers as of December 28, 2008.  The table also shows unvested and unearned stock awards (multiple-condition awards based on service and market performance) assuming a market value of $3.70 per share (the closing market price of our stock on December 26, 2008).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Daniel E. Pittard	150,000(1)	150,000(1)	—	8.20	08/21/16	21,250	78,625
	—	75,000(2)	—	9.08	12/13/17
	—	48,000(3)	—	4.09	12/11/18

Ken C. Hull	—	75,000(2)	—	9.08	12/13/17	—	—
	—	24,000(3)	—	4.09	12/11/18

Marc S. Simon	—	75,000(2)	—	9.08	11/28/17	—	—
	—	24,000(3)	—	4.09	12/11/18

(1)
Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vested and became exercisable with respect to 50% of the underlying shares on August 21, 2008 and vests and becomes exercisable with respect to 50% of the underlying shares on August 21, 2010.

(2)
Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control of the Company, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vests and becomes exercisable in full on December 13, 2010.

(3)
Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control of the Company, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vests and becomes exercisable in full on December 11, 2011.

DIRECTOR COMPENSATION

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)

Ralph Rubio(2)	—		—	—	—
Kyle A. Anderson(3)	39,000	(9)	30,712	—	69,712
Craig S. Andrews(4)	50,500		30,712	—	81,212
William R. Bensyl(5)	—		30,712	51,997	82,709
Jack W. Goodall (6)	44,000		30,712	—	74,712
Loren C. Pannier(7)	50,000		30,712	—	80,712
Timothy J. Ryan(8)	32,000		30,712	—	62,712

(1) Amounts in this column reflect the dollar amounts that were recognized in fiscal 2008 for financial statement reporting purposes under SFAS 123R with respect to option awards granted to our directors in and prior to fiscal 2008. For more information, including the assumptions made in calculating the FAS 123R value of the option awards, see Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, as amended.
(2) Mr. Rubio serves as our Chairman of the Board.  Mr. Rubio did not receive any compensation in fiscal 2008 for his service as a director, but he received a base salary of $222,606, an auto allowance of $3,115 and a bonus of $10,059 as compensation for his service as an executive officer in fiscal 2008.  Mr. Rubio’s bonus was paid in fiscal 2009. The aggregate number of shares underlying Mr. Rubio’s outstanding options at December 28, 2008 was 10,000 shares, all of which were fully vested.
(3) An aggregate of 13,500 restricted stock units were granted to Mr. Anderson as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Anderson on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Anderson's outstanding options at December 28, 2008 was 35,000 shares, all of which were fully vested.
(4) An aggregate of 13,500 restricted stock units were granted to Mr. Andrews as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Andrews on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Andrews' outstanding options at December 28, 2008 was 60,000 shares, all of which were fully vested.
(5) An aggregate of 13,500 restricted stock units were granted to Mr. Bensyl as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Bensyl on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Bensyl's outstanding options at December 28, 2008 was 72,223 shares, all of which were fully vested.  Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment.
(6) An aggregate of 13,500 restricted stock units were granted to Mr. Goodall as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Goodall on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Goodall's outstanding options at December 28, 2008 was 95,000 shares, all of which were fully vested.  Mr. Goodall retired from the Board effective December 12, 2008.
(7) An aggregate of 13,500 restricted stock units were granted to Mr. Pannier as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Pannier on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Pannier's outstanding options at December 28, 2008 was 40,000 shares, all of which were fully vested.
(8) An aggregate of 13,500 restricted stock units were granted to Mr. Ryan as of December 28, 2008, 9,000 of which were fully vested. An aggregate of 4,500 were granted to Mr. Ryan on each of July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Ryan's outstanding options at December 28, 2008 was 60,000 shares, all of which were fully vested.
(9) All of these fees were paid to Rosewood Advisors, LLC.

Additional Narrative Disclosure

Director Fees: Each non-employee director receives an annual retainer of $20,000, payable in four equal quarterly installments.  The non-employee directors also receive $2,000 for each Board meeting he attends and $1,000 for each committee meeting attended, whether in person or by telephone.  We also pay the chairs of each of our three Board committees an annual payment of $10,000 for their services as chairman, payable in four equal quarterly installments.  Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director.  No compensation is paid to any director who is also an employee of our company.

Fee Deferral Program:  In 2003, we adopted a fee deferral program for the non-employee members of our Board.  This fee deferral program has two separate components: (i) the director may defer their fees and have them applied to the acquisition of stock options under our 2008 Equity Incentive Plan and (ii) the director may defer their fees and have them applied to a deferred compensation plan.  Each year, non-employee directors may allocate all, none or a portion of their fees to either the purchase of stock under the 2008 Equity Incentive Plan or to the deferred compensation plan.  During fiscal 2007 and 2008, Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment.  During fiscal 2007, Mr. Pannier elected to defer a portion of his fees and have them applied to the deferred compensation plan.

Awards:  On the date of each annual stockholders’ meeting, each individual who continues to serve as a non-employee board member will be granted an annual award under the 2008 Equity Incentive Plan of restricted stock units for 4,500 shares of our common stock, which will vest upon the earlier of the expiration of 12 months of continuous service as a director or the director’s death, or permanent disability, a change of control or a corporate transaction, as such terms are defined in the 2008 Equity Incentive Plan. In fiscal 2008, each non-employee director received restricted stock units for 4,500 shares of our common stock.

Audit Committee Report

Under the guidance of a written charter approved by our board, the purpose of the audit committee is to oversee the accounting and financial reporting processes of our company and audits of our financial statements.  The responsibilities of the audit committee include appointing and providing for the compensation of our independent registered public accounting firm.  The audit committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by the Nasdaq Stock Market.

Management has primary responsibility for the system of internal controls and the financial reporting process.  Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.  The audit committee appointed KPMG LLP to audit our financial statements for the fiscal year 2008.

The audit committee is kept apprised of the progress of the documentation, testing and evaluation of our system of internal controls over financial reporting, and provides oversight and advice to management.  In connection with this oversight, the audit committee receives periodic updates provided by management at each regularly scheduled audit committee meeting.  The audit committee also holds regular private sessions with KPMG LLP to discuss their audit plan for the year, the financial statements and risks of fraud.

The audit committee pre-approves all services to be provided by KPMG LLP.  Pre-approval is required for audit services, audit-related services, tax services and other services.  In some cases, the full audit committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget.  In other cases, a designated member of the audit committee may have delegated authority from the audit committee to pre-approve additional services, and such pre-approval is later reported to the full audit committee.  See “Principal Accountant Fees and Services” for more information regarding fees paid to KPMG LLP for services in fiscal years 2008 and 2007.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 28, 2008 with our management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended;

•
received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP; and

•
based on the foregoing reviews and discussions, recommended to our board that the audited financial statements be included in our 2008 Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the Securities and Exchange Commission.

This report for fiscal year 2008 is provided by the undersigned members of the audit committee of the board.

Loren C. Pannier, Chairman	William R. Bensyl	Timothy J. Ryan

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees for professional services rendered by our independent registered public accounting firm, KPMG LLP, during fiscal years 2008 and 2007.

	2008	2007
Audit fees (1)	$502,190	$526,875
Audit related fees	—	—
Tax fees (2)	186,774	—
All other fees	—	—
Total fees	$688,964	$526,875

(1)	Includes fees for audit of our annual consolidated financial statements, issuance of consent and reviews of our quarterly consolidated financial statements.
(2)	For fiscal 2008, the nature of services provided consisted of professional fees associated with an income tax method change study.

KPMG LLP performed no services, and no fees were incurred or paid, relating to financial information systems design and implementation.  All fees paid to KPMG LLP for fiscal 2008 and 2007 were pre-approved by the audit committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for those noted below, we have not engaged in any transactions since December 31, 2007 in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for fiscal 2007 and 2008 and in which any of our directors, named executive officers or any holder of more than 5% of our common stock, or any member of the immediate family of any of these persons or entities controlled by any of them, had or will have a direct or indirect material interest. We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties:

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and restated bylaws, we generally enter into separate indemnification agreements with our directors and officers.  These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

Company Relationships with Law Firms

Craig S. Andrews, one of our directors, is a partner at the law firm of DLA Piper LLP (US) and was a shareholder of Heller Ehrman, LLP through June 2008. During fiscal year 2008, we paid DLA Piper LLP $182,425, and during fiscal 2008 we paid Heller Ehrman, LLP $150,955, for rendering general corporate and other legal services.

Registration Rights Agreement

In July 2005, we entered into agreements with Rosewood Capital, L.P. or Rosewood, and Ralph Rubio, who at the time was Chairman of the Board and Chief Executive Officer, to extend the registration rights held by Rosewood and Mr. Rubio under an investor’s rights agreement entered into prior to our initial public offering. Neither Mr. Rubio nor Mr. Anderson, a director, voted on the approval of the transaction with respect to these extension agreements. In May 2007, we entered into an agreement with each of Rosewood and Mr. Rubio, who at the time was Chairman of the Board, to further extend the registration rights held by Rosewood and Mr. Rubio from December 31, 2007 to June 30, 2009. As part of these extension agreements, Rosewood and Mr. Rubio agreed that they would not demand that we register their stock prior to June 30, 2009. Neither Mr. Rubio nor Mr. Anderson voted on the approval of the transaction with respect to these extension agreements. On September 11, 2008, we entered into an agreement with each of Rosewood and Mr. Rubio to extend the time period in which Rosewood and Mr. Rubio may exercise their registration rights from June 30, 2009 to December 30, 2010. In consideration for this extension, Rosewood and Mr. Rubio each agreed not to submit a request to register their stock until December 31, 2008. Neither Mr. Rubio nor Mr. Anderson voted on the approval of the transaction with respect to these extension agreements.

Company Policy Regarding Related Party Transactions

It is our policy that the disinterested members of our board approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them in which they have a substantial ownership interest in which the amount involved may exceed the lesser of $120,000 or 1% of the average of our total assets at year end and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the board on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of our board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock.  Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2008 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2008, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners, with the exception of Mr. Bensyl’s filing requirement with respect to the 28,698 options he received in lieu of director fees.

ANNUAL REPORT

A copy of our annual report for fiscal 2008 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting.  The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on March 24, 2009.  Stockholders may obtain a copy of this report online at www.sec.gov, or without charge, by writing to the Secretary of the Company, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:  ELECTION OF DIRECTORS

Our board is currently comprised of seven directors, separated into three classes, consisting of two or three directors in each class, with staggered three-year terms.  The directors in each class serve for their respective terms and until their successors have been duly elected and qualified.  The purpose of this proposal is to nominate two directors for election to our board for a term ending upon the 2012 annual meeting of stockholders.  The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the 2009 annual meeting will be elected directors.  The nominees for election have agreed to serve if elected and our management has no reason to believe that the nominees will be unavailable to serve.  If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our board to fill the vacancy.

Our board has recommended the following individuals, each of whom are current directors, to be elected to our board for a term ending upon the 2012 annual meeting of stockholders:

•	Ralph Rubio; and
•	Kyle A. Anderson

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees set forth below.

Recommendation of our Board of Directors

Our board recommends that our stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL 2:   RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 27, 2009, and is asking our stockholders to ratify this appointment.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG LLP by the audit committee.  KPMG LLP has served as our independent registered public accounting firm since June 2004.

If our stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but may still decide it is in the best interests of our company and our stockholders to retain KPMG LLP.  Even if the selection is ratified, the audit committee in its discretion may authorize the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interest.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of our Board of Directors

Our board recommends that our stockholders vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 27, 2009.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent at their discretion.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders.  This process is known as “householding.”  This delivery method can result in meaningful cost savings for us.  In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Rubio’s Restaurants, Inc. c/o Computershare Trust Company, N.A., 1745 Gardena Avenue, Glendale, California 91204-2991.  If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank.  The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household.  If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Under our restated bylaws and the rules promulgated by the SEC, proposals of our stockholders that are intended to be presented at our 2010 annual meeting or to be included in the proxy statement and form of proxy relating to that annual meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008, no later than February 15, 2010, 120 calendar days before June 15, 2010.  However, our restated bylaws also provide that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, any such notice of a stockholder proposal must be received by us within a reasonable time before the solicitation is made.  Notices of stockholder proposals must also meet all the other requirements as specified in our restated bylaws.  Stockholders are advised to review our restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.  A copy of the full text of our restated bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

BY ORDER OF THE BOARD OF DIRECTORS

	By:	/s/ Daniel E. Pittard
Daniel E. Pittard
President and Chief Executive Officer
Dated: April 27, 2009

RUBIO’S RESTAURANTS, INC.
PROXY
Annual Meeting of Stockholders, July 30, 2009

This Proxy is Solicited on Behalf of the Board of Directors of Rubio’s Restaurants, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2009 annual meeting of stockholders and the proxy statement and appoints Ralph Rubio and Craig Andrews, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the Courtyard by Marriott, 5835 Owens Avenue, Carlsbad, California, on Thursday, July 30, 2009, at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement of the annual meeting, with the same force and effect as the undersigned might or could do if personally present thereat.  The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.
To elect the following directors to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified: Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below) ☐	WITHHOLD AUTHORITY TO VOTE ON ALL ☐

To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Ralph Rubio and Kyle A. Anderson)

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 27, 2009.

FOR ☐                                                      AGAINST ☐                                                                ABSTAIN ☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Our board of directors recommends a vote FOR each of the nominees for director listed under Item 1 (Election of Directors) and a vote FOR Item 2 (Ratification of Independent Registered Public Accounting Firm).  This proxy, when properly executed, will be voted as specified by the undersigned.  If no specification is made, this proxy will be voted FOR each of the nominees for director listed under Item 1 (Election of Directors) and FOR Item 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm).

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Signature(s) of Stockholder(s)  ______________________________
Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.
Date:                     , 2009

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.